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                                                                     EXHIBIT (i)

                     [LETTER HEAD OF DECHERT LLP]

April 29, 2003

VIA EDGAR

ING Strategic Allocation Portfolios, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re: ING Strategic Allocation Portfolios, Inc.
    (formerly ING Generation Portfolios, Inc.)
    (File Nos. 33-88334 and 811-8934)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 18 to the Registration Statement of ING Strategic Allocation Portfolios, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP